Exhibit 10.2

RETENTION BONUS AND GENERAL RELEASE OF ALL CLAIMS AGREEMENT

This Retention Bonus and General Release of Claims Agreement (“Agreement”) is made by and between NTN BUZZTIME, INC. on behalf of itself and its affiliates (“Buzztime” or “the Company”) and Sandra Gurrola (“Employee”) with respect to the following facts:

A. Employee is employed by the Company as Sr. VP of Finance.

B. Since January 1, 2020, the Company implemented cost-saving measures, including reductions in headcount, and as a result, Employee’s duties and responsibilities have increased and may continue to increase, as compared to before such cost-saving measures were implemented.

C. Employee is a valuable resource to the Company and the Company wishes to retain the services of Employee and to pay Employee a retention bonus to incentivize and reward Employee for Employee’s continued service to the Company, subject to the terms and conditions of this Agreement.

D. The Company and Employee entered into that certain Employment Agreement dated September 17, 2019 (the “Employment Agreement”) and into that certain Amendment #1 to Employment Agreement dated January 14, 2020 (“Amendment No. 1” and together with the Employment Agreement, the “Current Employment Agreement”), which, among other things, includes provisions (the “Severance Provisions”) that provide for certain payments to Employee in the event of certain terminations of Employee’ s employment with the Company and if other conditions described in the Current Employment Agreement are met.

E. Subject to the terms and conditions of this Agreement, the Company has asked Employee to accept the retention bonus set forth herein as a substitute for certain payments under the Severance Provisions, and Employee has agreed to accept the substitute retention bonus as set forth herein in lieu of the payment of certain amounts under the Severance Provision, all as set forth in Amendment #2 to Employment Agreement that the Company and Employee entered into in connection with this Agreement (“Amendment 2 to Employment Agreement”), which, among other things, provides for a reduction in the amounts payable to Employee under the Severance Provisions.

F. This Agreement is presented to Employee on May 27], 2020 (the “Presentation Date”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Retention Bonus.

1.1 Retention Bonus. In consideration for Employee’s continued employment with the Company, in consideration for entering into Amendment 2 to Employment Agreement, and subject to Employee’ s execution and non-revocation of the release of claims set forth herein, the Company hereby agrees to pay Employee a bonus payment in an amount equal to $110,833.33 (which is equivalent to 7 months of regular wages to which Employee is not otherwise entitled), less all appropriate federal and state tax withholdings (the “Retention Bonus”). Employee agrees that the payment of the Retention Bonus is adequate consideration for the promises and representations made in this Agreement. Subject to Section 1.3, the Retention Bonus will be paid in three equal payments via direct deposit to Employee’s bank account (on file from prior payroll deposits) on each of May 29, 2020, June 5, 2020 and June 19, 2020 (each such a date, a “Payment Date”), provided that Employee has signed and returned this Agreement to the Company. If Employee revokes this Agreement within the seven day revocation period, Employee will not receive the Retention Bonus.

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1.2 Effect of Termination of Employment.

(a) By the Company without Cause; By Employee with Good Reason; Due to Employee’s Death or Disability. If, prior to the Retention Bonus being paid in full, Employee’s employment is terminated by the Company without Cause or due to disability, Employee terminates employment with the Company with Good Reason, or Employee’s employment terminates due to Employee’s death, then the Company shall pay to Employee (or Employee’ s beneficiary in the event of death) a lump sum payment in an amount equal to the sum of the amount of all then-unpaid Retention Bonus payments that otherwise would have become payable to Employee under this Agreement if her employment had continued through the final Payment Date. Such payment shall be made within 10 days following Employee’s termination of employment and shall not be reduced on account of the acceleration of the timing of the payment. Following the Company’s payment of such bonuses, the Company shall have no further obligations under this Agreement, and Employee shall have no further rights to any other payments under this Agreement.

(b) Termination For Any Other Reason. If, prior to August 31, 2020, Employee’ s employment with the Company terminates or is terminated for any reason other than a reason set forth in Section 1.3(a) (including termination by the Company for Cause, or voluntary termination by Employee without Good Reason), the Company shall have no obligation to pay any unpaid Retention Bonus, Employee shall forfeit all then unpaid Retention Bonus amounts under this Agreement for all Payment Dates occurring after Employee’s termination of employment with the Company, and Employee shall return to the Company 50% of the amount of the Retention Bonus paid to Employee on or before such termination of employment. Following such termination of employment, the Company shall have no further obligations under this Agreement, and Employee shall have no further rights to any other payments under this Agreement.

As used herein:

“Cause” means, as reasonably determined by the Board (excluding Employee, if she/he is then a member of the Board), (i) any act of personal dishonesty taken by Employee in connection with her/his responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of Employee and is reasonably likely to result in material harm to the Company, (ii) Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by Employee which constitutes misconduct and is materially injurious to the Company, (iv) continued willful violations by Employee of Employee’s obligations to the Company after there has been delivered to Employee a written demand for performance from the Company which describes the basis for the Company’s belief that Employee has willfully violated his obligations to the Company.

“Good Reason” means, as reasonably determined by the Board (excluding Employee, if she/he is then a member of the Board), (i) a change in the location of Employee’s place of employment or the principal offices of the Company, in each case, as of the Presentation Date resulting in an increased commuting distance of more than thirty (30) miles, (ii) a reduction in the amount of Employee’s base salary by 10% or more, (iii) a change in Employee’s position with the Company which materially reduces his duties and responsibilities; provided and only if such change, reduction or relocation is effected by the Company without Employee’s consent, or (iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law. Notwithstanding the foregoing, a termination shall not be for Good Reason unless (A) Employee provides written notice to the Company of her/his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the circumstance that she/he believes constitute(s) Good Reason, which notice shall describe such circumstance, (B) the Company does not cure such circumstance within twenty (20) days following its receipt of such notice, and (C) Employee voluntarily terminates her/his employment with the Company within thirty (30) days following the end of the twenty (20) day cure period.

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2. General Release.

2.1 Employee unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and other affiliated entities of the Company, past and present, as well as their past and present employees, officers, directors, agents, attorneys, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions, relationships or occurrences between them to date to the fullest extent permitted by law including, but not limited to, Employee’s employment with the Company, the amount and manner of compensation paid to Employee by the Company, and all other losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company (collectively, “Released Claims”). This release is intended to have the broadest possible application. The Released Claims include, but are not limited to, any tort, contract, common law, constitutional or other statutory claims, any claim for penalties, any claim for unpaid wages, commissions, bonuses or other employment benefits, as well as alleged violations of the California Civil Code, the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act and the California Family Rights Act, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protections Act, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and all other federal, state and local laws and regulations, all as amended, including without limitation those prohibiting harassment and discrimination and all claims for attorneys’ fees, costs and expenses. Employee acknowledges that the Released Claims include all claims of every nature and kind whatsoever arising up through the date and time Employee executes this Agreement. However, this release will not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or any other claims that cannot lawfully be waived.

2.2 Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects despite such different or additional facts or the discovery of them.

2.3 Employee declares and represents that Employee intends this Agreement to be final, complete, and not subject to any claim of mistake. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

2.4 Employee expressly waives Employee’s right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Employee or on Employee’s behalf by an administrative agency, related in any way to the matters released herein to the greatest extent permitted under applicable law. Nothing in this paragraph nor any other provision of this Agreement shall be construed to prevent or limit an award to Employee under the Security and Exchange Commission’s whistleblower program.

3. California Civil Code Section 1542 Waiver. Employee agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee understands that Employee is a “creditor” within the meaning of Section 1542 and that the waiver of rights under Section 1542 means that the release contained in this Agreement extends to rights and claims that Employee is currently unaware of.

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4. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date Employee signs this Agreement, Employee has not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court (excluding any actions disclosure of which is prohibited by court order). Employee further represents that Employee has no pending administrative charges or complaints seeking personal relief against the Company or the other Released Parties, and that Employee has reported to the Company any and all work-related injuries that Employee has sustained during Employee’s employment with the Company. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein. Employee also agrees that Employee will not voluntarily participate in, be a witness in, be a party to, or otherwise voluntarily become involved in any claims, potential claim or litigation against the Company or Released Parties. Employee further agrees that Employee will not voluntarily assist or encourage in any manner whatsoever any person, party, or litigant, in any claim, potential claim or action, against the Company or Released Parties. Nothing in this paragraph nor any other provision of this Agreement is intended to prevent or restrict Employee from responding to a legally issued subpoena from a court of competent jurisdiction or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the Department of Fair Employment and Housing (“DFEH”) or other federal or equivalent state or local agency proceeding in which Employee’s voluntary participation is protected by law, provided, however, that nothing in the paragraph limits or affects the finality or scope of the releases provided in this Agreement. Should Employee be served with a subpoena relating to any of the Released Parties, Employee agrees to promptly notify the Released Party in writing of the subpoena and provide the Released Party with a copy of the subpoena no later than ten days prior to providing testimony or producing any documents in compliance with the subpoena.

5. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

6. Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f) (“OWBPA”). This paragraph of the Agreement specifically addresses Employee’s release of claims arising under federal law involving discrimination on the basis of age in employment (age forty and above). This Agreement is intended by the parties to effectuate the knowing and voluntary release of all known and unknown claims, including claims under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act. The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

6.1 Employee acknowledges and agrees that Employee has read and understands the terms of this Agreement.

6.2 Employee is advised that Employee should consult with an attorney before executing this Agreement, and Employee acknowledges that Employee has obtained and considered any legal advice Employee deems necessary, such that Employee is entering into this Agreement freely, knowingly, and voluntarily.

6.3 Employee acknowledges that Employee has been given at least 21 days in which to consider whether or not to enter into this Agreement. Employee understands that, at Employee’s option, Employee may elect not to use the full 21-day consideration period. The parties agree that if any of the terms of the offer contained in this Agreement are changed (whether the changes are material or not), the 21 day period will not be restarted but will continue without interruption.

6.4 Employee acknowledges that the Company has provided Employee with the OWBPA disclosures which include among other items a description of the decisional unit from which employees were selected for this reduction in force and a list of the job titles and ages of those employees in the relevant decisional unit who were and were not selected for termination and receipt of consideration in exchange for a release of claims. See Attachments A (selected) and B (not selected).

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6.5 If Employee accepts the Agreement, Employee shall sign and deliver an executed copy to Donna Parkinson, Senior Director, Human Resources, as soon as practical but no later than 21 days after receipt of the Agreement. This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke Employee’s acceptance of this Agreement within seven days after the date Employee signs it. Employee’s revocation must be in writing and received by the Senior Director, Human Resources of Buzztime by 5:00 p.m. on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven day period, Employee’s acceptance of this Agreement becomes binding and enforceable on the eighth day (“Effective Date”). Employee will notify the Senior Director, Human Resources in writing on or shortly after the eighth day after Employee signs this Agreement as to whether Employee revoked the Agreement. The Retention Bonus will become due and payable in accordance with paragraph 1 above after the Effective Date, provided Employee does not revoke.

6.6 This Agreement does not waive or release any rights or claims that Employee may have that are based on any facts or events occurring after the execution of this Agreement.

7. Non-Solicitation of Company Employees. In order to protect the Company’s trade secrets and other confidential, proprietary information, Employee for a period of one year following the termination of Employee’s employment with the Company, shall not directly or indirectly solicit, or assist any other person or business entity to directly or indirectly solicit, any Company employee or independent contractor to terminate his or her relationship with the Company, including without limitation, by providing any person or third party any information about Company employees, their specific duties, contact information, or compensation.

8. Severability. If any provision of this Agreement is determined by a tribunal of competent jurisdiction to be unenforceable, that provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Released Parties will receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such tribunal, the unenforceable provision shall be deemed deleted, and the remaining provisions of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

9. Arbitration. Any dispute arising out of this Agreement or the performance hereunder will be resolved by binding arbitration in accordance with Title 9 of the U.S. Code and to the then-current Employment Practices Arbitration Rules of the American Arbitration Association (“AAA”) found at https://www.adr.org and shall take place in San Diego County, California to the extent permitted by law. All statutes of limitation which would otherwise be applicable will apply to any arbitration proceeding under this paragraph. To commence arbitration, a party desiring arbitration must give written notice to the other party containing a general description of the controversy to be subjected to arbitration. If a party, after being duly notified, fails to appear at or participate in arbitration proceedings, or fails to produce evidence demanded by the arbitrator, the arbitrator is authorized to make an award based on the evidence produced at the hearings by the party who does participate. The arbitrator is authorized to award an amount to compensate the prevailing party for the time, expense and trouble of arbitration, and may award attorneys’ fees to the prevailing party in accordance with any applicable law. Provisional injunctive relief may be sought in a court of law for any violation of paragraphs 7, 11 and/or 12 or any applicable agreement protecting the Company’s proprietary or confidential information.

No Consolidation of Claims/Waiver of Class Claims: The Parties agree to individualized arbitration, with claims pertaining to different employees to be heard in separate proceedings. This means that no other person shall be entitled to join or consolidate in arbitration any claim by or against other current or former employees. As such, except as set forth above, the Parties agree that both the Company and Employee hereby waive any right to bring on behalf of other persons, or to otherwise participate in, a class, collective or representative action (i.e. a type of lawsuit in which one or several persons sue on behalf of a larger group of persons). Regardless of what is provided by AAA rules, the arbitrator will not have authority or jurisdiction to consolidate claims of different employees into one proceeding, nor shall the arbitrator have authority or jurisdiction to hear the arbitration as a class, collective or representative action. The arbitration provisions herein will not apply to any claims necessarily excluded from mandatory arbitration by law.

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10. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

11. Confidentiality. In further consideration of the agreements and covenants contained in this Agreement, Employee agrees that the terms and conditions of this Agreement, as well as the discussions which led to the terms and conditions of this Agreement (collectively referred to as the “Confidential Information”) shall remain confidential as between the parties to the extent permitted by law. Employee shall not disclose Confidential Information to any other person, with the exception of Employee’s tax advisors and attorneys who have a need to know of the settlement or as otherwise required by applicable law or court order. When released to any such persons or entities, Employee shall advise the person or entity that the information is confidential and is to remain confidential to the fullest extent possible under the law. Neither Employee nor Employee’s counsel will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Information. In addition, Employee understands that any non-disclosure or confidentiality agreements Employee entered into with the Company that contain post-termination obligations of Employee, including but not limited to the Confidentiality and Inventions Agreement executed by Employee on November 4, 2009, shall remain in force in accordance with its terms.

Nothing in this Agreement shall be construed to prevent Employee from responding truthfully and completely to any lawfully issued court order or subpoena or from communicating with a government agency. Further, nothing in this Agreement is intended to suppress or limit Employee’s right to testify in any administrative, legislative or judicial forum about alleged criminal conduct or sexual harassment, or to prevent the disclosure of factual information related to claims filed in a civil or administrative action regarding sexual assault, sexual harassment or other forms of sex-based workplace harassment, discrimination or retaliation, to the extent such communications are expressly protected under California law.

12. Non-Disparagement. Employee further agrees that Employee will not, orally or in writing, publicly or privately (a) make or express any comment, view or opinion critical or disparaging of the Company or the Released Parties; or (b) authorize any agent or representative to make or express such a comment, view or opinion, except as may be compelled by law. The statements prohibited by this Agreement include, but are not limited to, those made on social media sites such as Facebook, Twitter and LinkedIn, blogs, and message boards, even if posted by pseudonym or anonymously. Nothing in this paragraph nor any other provision of this Agreement shall be construed to prevent Employee from responding truthfully and completely to any lawfully issued court order or subpoena, or from communicating with a government regulatory enforcement agency concerning the Company or its practices, or any other issue related to law enforcement. Further, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any government agency or entity, or making other disclosures that are protected under the whistleblower provisions of law. Employee does not need prior authorization of the legal department to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures.

13. Defend Trade Secrets Act Notice. Notwithstanding any provision herein, pursuant to the Defend Trade Secrets Act, 18 U.S.C. section 1833(b), Employee understands that:

An individual shall not be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other proceeding, if such filing is made under seal.

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Further, an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the Company’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

14. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof. Employee agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement.

15. Integration. This Agreement contains the entire agreement between the Company and Employee on the subjects addressed in this Agreement and replaces any other prior agreements or representations, whether oral or written, between them; provided, however, that any proprietary or confidential information agreement Employee signed with the Company, whether or not reaffirmed by Employee, remains in full force and effect and is not superseded by this Agreement.

16. Governing Law: Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in arbitration, or, if applicable, any state or federal court located in the state of California, county of San Diego. The Parties hereby irrevocably submit to the exclusive jurisdiction in the state of California, county of San Diego, and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17. Enforceability of Agreement. The parties have had a full opportunity to review the contents of this Agreement, and the parties expressly waive any common law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement.

18. General. This Agreement may be executed in counterparts and is binding on all parties when each has signed either an original or copy of this Agreement. The parties agree that this Agreement shall be binding on, and inure to the benefit of Employee’s or the Company’s successors, heirs and/or assigns. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement. This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	May 27, 2020	By:	/s/ Sandra Gurrola
Sandra Gurrola

NTN BUZZTIME, INC.

Dated:	May 27, 2020	By:	/s/ Allen Wolff
Allen Wolff, Chief Executive Officer

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